SECOND AMENDMENT TO AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this "Amendment") is made and entered into effective as of the 3rd day of May 2019, by and between Apex Park at Pima, L.L.C., an Arizona limited liability company and its assignee under the substitute lease (collectively, "Seller") and Axon Enterprise Holding Company, LLC, a Delaware limited liability company ("Buyer").

R E C I T A L S

A.    Seller and Buyer entered into that certain Amended and Restated Purchase and Sale Agreement, dated December 13, 2018, as amended by that certain First Amendment to Amended and Restated Purchase and Sale Agreement, dated March 4, 2019 (referred to collectively as the "Agreement").

B.    Seller and Buyer desire to modify and amend the Agreement as set forth in this Amendment on the terms and conditions set forth herein.

C.    Capitalized terms not expressly otherwise defined in this Amendment shall have the same meanings as are ascribed to them in the Agreement.

A G R E E M E N T S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller and Buyer hereby modify and amend the Agreement and agree as follows:

1.Exhibit A. Exhibit A is hereby deleted and replaced with Exhibit A-1 attached hereto.

2.Exhibit C. Exhibit C is hereby deleted.

3.Section 2.3(a) - Deposit. Section 2.3(a) shall be deleted and replaced as follows:

Buyer has deposited in escrow (the "Escrow") with First American Title Insurance Company ("Title Company"), 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Tom Anzaldua ("Escrow Agent") a deposit in the amount of One Hundred Fifty Thousand Dollars and 00/100 ($150,000.00) (the "Deposit"). The Deposit shall be non-refundable to Buyer and released to Seller at Seller's written request to Escrow Agent.

4.Section 3.3(b) - Due Diligence Period. Delete last sentence of Section 3.3(b). The parties acknowledge that the Due Diligence Period will expire on June 28, 2019.

5.Section 4.1 - Community Approval Period. Section 4.1 shall be deleted and replaced as follows:

4.1 Timeframe for Required Community Approvals.

(a)	Buyer shall work diligently to obtain Community Approvals (as defined herein in subsection (d)) and shall promptly respond to all requests from the Community and Seller and make all required submittals in a timely manner. Buyer and Seller intend that all Community Approvals shall be obtained on or before the date that is February 28, 2020 (the "Approval Period").

(b)
Buyer shall (i) deliver the DRC Package to Seller no later than June 28, 2019 and (ii) submit the DRC Package to the Community no later than 7 days after Seller's approval of the DRC Package. If Buyer fails to meet either of the foregoing deadlines, Buyer shall pay Seller $75,000.00 within 10 days of the applicable deadline date. Thereafter, Buyer shall pay Seller an additional $75,000.00 for each thirty day period that Buyer fails to comply with the provisions of this subsection (b). Any payments made by Buyer to Seller pursuant to this Section 4.1(b) shall be non-refundable to Buyer and may be released to Seller at Seller's direction. Such amounts shall be applied to the Purchase Price.

(c)
Buyer shall deliver written notice to Seller of its receipt of any of the Community Approvals promptly after obtaining the same. Buyer shall have the right to terminate this Agreement for any reason by written notice to the Title Company and Seller at any time prior to obtaining Community Approvals and upon such termination, Seller and Buyer shall have no further obligations under this Agreement, except for Buyer's obligations that survive termination of this Agreement and the Deposit, less all escrow cancellation charges and costs, will be released to Seller (if not previously released to Seller).

(d)	For purposes of this Agreement:

i.
"Community Approvals" shall mean (i) approval of all dimensional, exterior lighting and signage, and manufacture use variances (as described in the CUP & DRC Package approved by Seller) and the CUP and DRC Package from the Land Management Board and/or any Tribal Council (including, but not limited to, final approval of Approved Manufacturer Liability Limitations Ordinance), (ii) Design Review Committee Approval of Buyer Improvements design, (iii) issuance by the Community of a certified Title Status Report for the Property (iv) Community’s approval of relocation of monument sign (at Buyer’s expense) to location approved by Seller and Buyer and (iv) Lessor, Community and BIA execution of the Substitute Lease in the form attached to this Agreement.

ii.
“CUP” means all variances requested by Buyer, including, without limitation, the dimensional, exterior lighting and signage, and manufacture use variances, described in the CUP Package submitted to the Community.

iii.
“DRC Package” means the Buyer’s Improvements design (based on the CUP submitted to the Community), the Design Review Application and all documents required by the Community as described in the Design Review Submittal Checklist. The DRC Package may be modified by Buyer pursuant to comments or concerns received from the Community and any such material changes must be submitted and approved by Seller in accordance with the Seller review process set forth in Section 5.4 (b) of this Agreement.

6.Section 5.2 -Design. In the second sentence of Section 5.2, the reference to "325,000 square foot" is removed and replaced with "375,000 square foot".

7.Section 5.4 - CUP & DRC Plans. Section 5.4 is hereby deleted and replaced with the following:

(a)
Seller has approved the CUP portion of the CUP & DRC Package and Buyer has submitted the CUP to the Community for review and approval. Buyer shall (i) deliver a preliminary DRC Package to Seller no later than June 28, 2019, and (ii) provided that Seller has timely approved the preliminary DRC Package, submit the updated DRC Package (based on Community approved CUP) to the Community no later than 90 days after the date Community's Council approves the CUP. If Buyer fails to meet either of the foregoing deadlines, Buyer shall pay Seller $50,000 within 10 days of the applicable deadline date. Thereafter, Buyer shall pay Seller an additional $50,000 for each 30-day period that Buyer fails to timely deliver the specified DRC Package. Any payments made by Buyer to Seller pursuant to this Section 5.4 shall be non-refundable to Buyer and may be released to Seller at Seller's direction; provided that all such amounts shall be applied to the Purchase Price at Closing.

(b)
Buyer shall deliver a DRC Package to Seller no later than June 28, 2019 and Seller shall then have seven (7) days to review the DRC Package and provide any comments to Buyer. Buyer shall have fourteen (14) days after receiving Seller’s comments to incorporate Seller's comments and resubmit to Seller. This process shall continue until Seller approves the DRC Package. After Seller's approval to the revised DRC Package, Buyer shall have seven (7) days after obtaining Seller’s approval to formally submit the approved DRC Package to the Community. Buyer shall take all necessary action to obtain Community Approvals during the Approval Period as set forth in Section 4. Seller shall be responsible for obtaining approval of the CUP & DRC Package from the Architectural Review Committee of the Association and shall provide Buyer with a letter of approval.

8.Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.Counterparts. This Amendment may be executed in one or more counterparts by the parties hereto and all counterparts taken together shall constitute one and the same document. The parties hereto agree that signature pages from one or more counterparts may be removed from such counterparts and such signature pages may be attached to a single instrument so that the signatures of all parties may be physically attached to a single counterpart hereof.

10.Full Force and Effect. The Agreement, as amended by this Amendment, was fully, duly and properly executed by and on behalf of Seller and Buyer and is in full force and effect and is binding upon Seller and Buyer.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Amendment as of the day and year second above written.

SELLER:

APEX Park at Pima, L.L.C.,
an Arizona limited liability company

By:	Alter Park at Pima, L.L.C.,
a Delaware limited liability company

By: 18-Chai Corp., an Illinois corporation
Its: Manager
By:    ________________________
Name:    ________________________
Title:    ________________________
Date:    ________________________

BUYER:
AXON ENTERPRISE HOLDING COMPANY, LLC,
a Delaware limited liability company

By:    _________________________
Name:    _________________________
Title:    _________________________
Date:    _________________________